EXHIBIT 10.15

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), effective as of October 3, 2017 (the “Effective Date”), is made by and between INMUNE BIO INC., a Nevada corporation (“INmune”), having a principal place of business at 1224 Prospect Street, Suite 150, La Jolla, California 92037, and XENCOR, INC., a Delaware corporation (“Xencor”), having a principal place of business at 111 West Lemon Avenue, Monrovia, California 91016, U.S.A. INmune and Xencor may each be referred to herein, individually, as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Xencor has discovered and developed a proprietary biological molecule that inhibits soluble tumor necrosis factor;

WHEREAS, INmune is engaged in discovering and developing therapeutics across a broad range of oncology, inflammation and CNS indications;

WHEREAS, INmune desires to obtain from Xencor, and Xencor desires to grant to INmune, a license to develop and commercialize the Licensed Products in the Field (as such terms are defined below), subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with entering into this Agreement, Xencor and INmune are entering into that certain Stock Issuance Agreement (the “Stock Issuance Agreement”) and that certain Voting Agreement (the “Voting Agreement”), pursuant to which INmune will grant equity interests to Xencor as partial consideration for the rights granted to INmune herein.

AGREEMENT

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1. DEFINITIONS

1.1 “Accounting Standards” shall mean the U.S. generally accepted accounting principles or International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board, as applicable.

1.2 “Affiliate” shall mean any entity that controls, is controlled by or is under common control with a Party hereto. For the purpose of this Section 1.2, “control” means the ownership and voting control of more than fifty percent (50%) of the outstanding voting securities or interest in capital or profits of an entity, or the right to direct or control the management or affairs of such entity by contract or similar arrangement.

1.3 “Commercially Reasonable Efforts” shall mean those efforts, consistent with the exercise of customary scientific and business practices, as applied in the pharmaceutical industry for development and commercialization activities conducted with respect to other products of similar potential and market size.

1.4 “Confidential Information” shall mean all Information, whether communicated in writing, verbally or electronically, which is provided by a Party to the other Party in connection with this Agreement, regardless of whether the Information is marked “confidential” or “proprietary.” For the avoidance of doubt, the terms and conditions of this Agreement shall constitute the “Confidential Information” of both Parties.

1.5 “Control” shall mean, with respect to inventions, discoveries, information, data or know-how or Patent Rights, possession of the ability (other than pursuant to this Agreement), whether arising by ownership, license, or other authorization, to grant a license or sublicense without violating the terms of any agreement or other arrangement with any Third Party or misappropriating the proprietary or trade secret information of a Third Party. “Controlled” and “Controlling” shall have their correlative meanings.

1.6 “EMA” shall mean the European Medicines Agency or any successor entity thereto.

1.7 “Field” shall mean all applications for the treatment of diseases in humans.

1.8 “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.9 “First Commercial Sale” shall mean, with respect to a Licensed Product, the first sale to a Third Party of such Licensed Product in a given regulatory jurisdiction following the receipt of Regulatory Approval for such Licensed Product.

1.10 “GAAP” shall mean generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards if a Party uses the international financial reporting standards, as they exist from time to time.

1.11 “Net Sales” shall mean, with respect to each Licensed Product, the gross amounts invoiced by INmune and its Affiliates and Sublicensees (any such party, as applicable, a “Selling Party”), for sales or other dispositions of such Licensed Product to Third Parties, less deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Licensed Products by the Selling Party using GAAP applied on a consistent basis for: (a) trade, quantity or cash discounts actually allowed (provided that such discounts are not applied disproportionately to Licensed Product when compared to other products of the Selling Party), including charge back payments, administrative fees, and rebates granted to managed care organizations, pharmacy benefit managers, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers, including wholesalers and chain and pharmacy buying groups; (b) credits actually allowed for claims, allowances for damaged goods, retroactive price reductions or returned goods; (c) prepaid freight, postage, shipping, customs duties and insurance charges; and (d) sales taxes, value added taxes, duties and other governmental charges, rebates or charge backs actually paid in connection with the sale or other disposition of such Licensed Product, to the extent not reimbursed (but excluding what are commonly known as income taxes).

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In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Sales of Licensed Products between INmune and its Affiliates and Sublicensees, as applicable, for resale shall be excluded from the computation of Net Sales, but the subsequent resale of Licensed Products to a Third Party shall be included within the computation of Net Sales. Notwithstanding anything to the contrary herein, sale, disposal or use of Licensed Products for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration, shall not be deemed a sale hereunder.

1.12 “Information” shall mean all technical and scientific know-how and information, pre-clinical and clinical trial results, computer programs, knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral representations of data, specifications, assembly procedures, schematics and other information of whatever nature and all other scientific, clinical, regulatory, marketing, financial and commercial information or data.

1.13 “Invention” shall mean any discovery or invention, whether or not patentable, discovered, made, conceived, or conceived and reduced to practice, relating to the Licensed Protein or any Licensed Product in the course of any activities contemplated by this Agreement.

1.14 “Licensed Know-How” shall mean the Information described in EXHIBIT 1.14.

1.15 “Licensed Materials” shall mean the materials and data described in EXHIBIT 1.15.

1.16 “Licensed Patent Rights” shall mean any and all Patent Rights that Xencor Controls on the Effective Date, which Patent Rights are necessary to make, develop, use, sell, have sold, offer for sale and import a Licensed Product in the Field.

1.17 “Licensed Product” shall mean any pharmaceutical product that comprises, contains, or incorporates the Licensed Protein (or all modifications, formulations and variants of the Licensed Protein that specifically bind soluble tumor necrosis factor) alone or in combination with one or more active ingredients, in any dosage or formulation.

1.18 “Licensed Protein” shall mean Xencor’s proprietary protein known as “XPro1595” that inhibits soluble tumor necrosis factor.

1.19 “Licensed Technology” shall mean Licensed Patent Rights, Licensed Know-How and Licensed Materials.

1.20 “NDA” shall mean: (a) a New Drug Application, as more fully defined in 21 C.F.R. 314.5 et seq. (or any successor regulation thereto); or (b) the equivalent application filed with any equivalent Regulatory Authority outside the United States; including, in each case, all amendments and supplements thereto.

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1.21 “Patent Rights” shall mean, in any country, (a) all patents (including, but not limited to, any inventor’s certificate, utility model, petty patent and design patent), including any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any patent, and any confirmation patent or patent of addition based on any patent, in such country; and (b) patent applications, including any, continuations, continuations-in-part, divisionals, provisionals, continued prosecution application, substitute applications, any other patent application that claims priority from any patent.

1.22 “Phase 1 Clinical Trial” shall mean any human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. § 312.21(a) (or any amended or successor regulation or guideline), or a similar clinical study prescribed by the Regulatory Authorities in any other country or regulatory jurisdiction.

1.23 “Phase 2 Clinical Trial” shall mean any human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. § 312.21(b) (or any amended or successor regulation or guideline), or a similar clinical study prescribed by the Regulatory Authorities in any other country or regulatory jurisdiction.

1.24 “Phase 3 Clinical Trial” shall mean any human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. § 312.21(c) (or any amended or successor regulation or guideline), or a similar clinical study prescribed by the Regulatory Authorities in any other country or regulatory jurisdiction.

1.25 “Product Patent Rights” shall mean any and all Patent Rights that INmune or any of its Affiliates Controls, which Patent Rights are necessary to make, develop, use, sell, have sold, offer for sale and import a Licensed Product in the Field, including any improvements or Patent Rights directed to the Licensed Product.

1.26 “Regulatory Approval” shall mean all approvals, licenses, registrations or authorizations of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport and sale of a Licensed Product in a particular jurisdiction.

1.27 “Regulatory Authority” shall mean any national, supranational or other regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including the FDA and EMA.

1.28 “Sublicensee” shall mean any Third Party to whom INmune has licensed or sublicensed any or all of the Licensed Technology.

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1.29 “Sublicensing Revenue” shall mean all consideration, including execution fees, maintenance fees, milestone fees and all other non-royalty payments paid by a Sublicensee(s) to INmune or its Affiliates pursuant to any sublicense granted pursuant to Section 2.3 hereunder, whether paid upon execution of a sublicense agreement or at any time relating to such sublicense. Sublicensing Revenue shall include any premiums paid on equity investment (i.e., amounts that exceed the fair market value of the securities purchased). Notwithstanding the foregoing, Sublicensing Revenue shall exclude: (i) all royalties and other payments based on a Sublicensee’s sales of Licensed Products; (ii) payments for debt financing or equity securities sales of INmune or of an Affiliate to the extent of the fair market value of such securities as of the date of receipt of such payments; (iii) funding or reimbursement for patent filing, prosecution and maintenance costs incurred by INmune; (iv) funding or reimbursement for costs of bona fide research and development activities actually incurred by INmune and charged by INmune to a Sublicensee without any markup and to the extent attributable to the Licensed Patent Rights and/or Licensed Products after the execution of such sublicense; and (v) any proceeds from the sale or other transfer of INmune’s business or assets. Any non-cash Sublicensing Revenue received by INmune shall be valued at its fair market value as of the date of receipt.

1.30 “Third Party” shall mean any entity other than Xencor or INmune or an Affiliate of either of them.

1.31 “Valid Claim” shall mean an issued, unexpired or pending claim within the Licensed Patent Rights or the Product Patent Rights, which claim has not lapsed, been abandoned, been revoked or been held to be unpatentable, invalid or unenforceable by a final judgment of a court or other governmental agency or competent jurisdiction from which no appeal can be or is taken within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.32 Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section Defined
Enforcement Action	6.3(a)
Enforcing Party	6.3(b)
Expert	10.2(a)
Indemnitee	8.3
Infringing Product	6.3(a)
Initial Period	10.1
INmune Indemnitees	8.2
Liabilities	8.1
Prosecute and Maintain	6.1
Prosecution and Maintenance	6.1
Selling Party	1.11
Stock Issuance Agreement	Recitals
Term	9.1
Voting Agreement	Recitals
Withholding Taxes	4.7
Xencor Indemnitees	8.1

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2. LICENSE

2.1 Exclusive License Grant to INmune. Subject to the terms and conditions of this Agreement, Xencor hereby grants to INmune an exclusive (even as to Xencor, except as expressly set forth herein), worldwide, royalty-bearing license under Xencor’s rights in the Licensed Technology to make, develop, use, sell, offer for sale and import Licensed Products in the Field. Such license shall include the right to grant sublicenses in accordance with Section 2.3.

2.2 Reservation of Rights; Agreement. Xencor reserves and retains all its rights to the Licensed Technology for any and all purposes other than for the purpose of making, developing, using, selling, offering for sale and importing Licensed Products in the Field during the term of this Agreement. INmune will not practice or use any Licensed Technology except as expressly permitted by the license granted in Section 2.1. If INmune breaches its obligation under this Section 2.2, such breach will be considered a material breach of this Agreement and shall be subject to Section 9.2.

2.3 Sublicense Rights. INmune may grant sublicenses under and within the scope of the license granted in Section 2.1 with the prior written consent of Xencor, except that no prior written consent shall be required for a sublicense granted to INmune’s Affiliate. Each sublicense granted by INmune shall be in writing and shall be subject to, and consistent with, all the terms and conditions of this Agreement, and INmune shall remain responsible to Xencor for compliance with the terms and conditions of this Agreement by its Sublicensees. Within 30 days following execution of each such sublicense agreement, INmune shall provide Xencor with a full and complete copy of each such agreement. In the event of any termination of this Agreement by Xencor, all sublicenses granted by INmune to Sublicensees pursuant to this Section 2.3 shall immediately become a direct license and obligation between Xencor and such Sublicensee with respect to the subject matter hereof; provided that, Xencor shall not be obligated to become a party to any sublicense agreement if the Sublicensee is in material default under such sublicense at the time of termination of this Agreement.

2.4 No Implied Licenses. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Patent Rights and other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

2.5 Delivery of Licensed Know-How and Licensed Materials. Within 60 days following the Effective Date, Xencor shall provide to INmune copies of the tangible embodiments of the Licensed Know-How and the Licensed Materials that exist as of the Effective Date, for INmune’s use pursuant to this Agreement.

3. DEVELOPMENT AND COMMERCIALIZATION; DILIGENCE

3.1 Clinical Development and Commercialization of Licensed Products. INmune shall be solely responsible, at its sole cost expense, for conducting all development, manufacturing and commercialization activities for each Licensed Product in the Field, including obtaining and maintaining any Regulatory Approvals which may be necessary and appropriate for the manufacture, use, storage, import, marketing or sale of Licensed Products in the Field. INmune shall conduct all such activities in compliance in all material respects with all applicable laws, including good scientific and clinical practices under the applicable laws.

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3.2 Due Diligence.

(a) INmune shall, and shall require its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to achieve the following due diligence milestones and to develop and obtain Regulatory Approval of Licensed Products in the Field and, after such Regulatory Approval is obtained, commercialize one or more Licensed Products in the Field.

Due diligence milestone	Due date
Initiation of Phase 1 Clinical Trial of a Licensed Product in the Field	Second anniversary of the Effective Date
Initiation of Phase 2 Clinical Trial of a Licensed Product in the Field	Third anniversary of the Effective Date
Initiation of Phase 3 Clinical Trial of a Licensed Product in the Field	Fifth anniversary of the Effective Date
Submission of NDA for a Licensed Product in the Field	Seventh anniversary of the Effective Date

(b) If INmune has not met the due diligence milestones listed in Section 3.2(a), Xencor may furnish INmune written notice of the determination thereof. Within 30 days after receipt of such notice, INmune shall either (i) fulfill the relevant obligation, or (ii) provide to Xencor a mutually acceptable schedule of revised due diligence obligations and plans to meet the same. In the case of subclause (ii) in the preceding sentence, INmune and Xencor shall meet and discuss such revised obligations and plans, and Xencor shall consider such revisions in good faith. If Xencor does not find the revised obligations and plans acceptable in its sole discretion, Xencor may, immediately upon written notice to Innovate, terminate this Agreement either in its entirety or, in Xencor’s sole discretion, with respect to one or more Licensed Products.

3.3 Reports. INmune agrees to keep Xencor informed with respect to the stage of development of any Licensed Product and shall provide Xencor a written summary at least once annually of Licensed Product development activities and a forecast and schedule of major events required to market Licensed Products, including but not limited to the due diligence milestones listed in Section 3.2(a). In the event INmune fails to provide such summary, such failure will be considered a material breach of this Agreement and shall be subject to Section 9.2. INmune shall also provide any additional information Xencor reasonably requests to evaluate INmune’s performance of its obligations hereunder.

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3.4 Notice. INmune shall immediately notify Xencor if at any time (a) INmune abandons or suspends its development or commercialization activities with respect to any Licensed Products or its intent to develop or commercialize any such Licensed Products, or (b) fails to comply with its due diligence obligations as set forth in this Article 3.

4. PAYMENTS; BOOKS AND RECORDS

4.1 Initial Payment. In consideration of the rights and licenses granted by Xencor herein, INmune shall:

(a) pay to Xencor a one-time non-creditable and non-refundable fee of one hundred thousand U.S. dollars (US$100,000) within 15 days after the Effective Date; and

(b) issue (i) shares of INmune’s common stock, par value $0.001 per share, to Xencor, which shares shall initially equal 19.0% of the Fully Diluted Company Shares (as defined in the Stock Issuance Agreement), and (ii) the Option (as defined in the Stock Issuance Agreement), as more fully set forth in the terms of the Stock Issuance Agreement.

4.2 Royalties. Subject to the terms and conditions of this Agreement, in consideration of the rights and licenses granted by Xencor herein, INmune shall pay Xencor a royalty of 5% on Net Sales of all Licensed Products in the given calendar year. The royalties due pursuant to this Section 4.1(b) shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the date which is the later of: (a) the expiration of the last to expire Valid Claim covering such Licensed Product in such country, or (b) 10 years following the First Commercial Sale of such Licensed Product in such country.

4.3 Sublicensing Revenue. INmune shall pay to Xencor a percentage of any Sublicensing Revenue that INmune receives equal to (i) sixty percent (60%) of Sublicensing Revenue received in respect of any sublicense granted prior to initiation of a Phase 1 Clinical Trial of a Licensed Product in the Field; (ii) thirty percent (30%) of Sublicensing Revenue received in respect of any sublicense granted on or after initiation of a Phase 1 Clinical Trial of a Licensed Product in the Field and prior to initiation of a Phase 2 Clinical Trial of a Licensed Product in the Field; (iii) fifteen percent (15%) of Sublicensing Revenue received in respect of any sublicense granted on or after initiation of a Phase 2 Clinical Trial of a Licensed Product in the Field and prior to initiation of a Phase 3 Clinical Trial of a Licensed Product in the Field; (iv) ten percent (10%) of Sublicensing Revenue received in respect of any sublicense granted on or after initiation of a Phase 3 Clinical Trial of a Licensed Product in the Field and prior filing of the first NDA application for any Licensed Product in the Field; and (v) five percent (5%) of Sublicensing Revenue received in respect of any sublicense granted on or after the approval of the first NDA application for any Licensed Product in the Field. For clarity, initiation of a clinical trial shall mean dosing of a first patient in said clinical trial. All Sublicensing Revenue shall be paid to Xencor within 30 days after receipt of such Sublicensing Revenue by INmune.

4.4 Royalty Reports and Payments. After the First Commercial Sale of a Licensed Product and for the remainder of the Term, INmune shall submit a written report to Xencor within 30 days after the end of each calendar year, stating in each such report (a) the number, description, and aggregate Net Sales, by country, of each such Licensed Product sold during the calendar quarter upon which a royalty is payable under Section 4.1(b) above, and (b) a calculation of the royalties due hereunder, including Sublicensing Revenue. Concurrently with the making of such report, INmune shall pay to Xencor royalties due as indicated in such report in accordance with Section 4.1(b) with respect to Net Sales in such calendar year.

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4.5 Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Xencor. All amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the U.S. prime rate per annum quoted by The Wall Street Journal (U.S., Western Edition), or its successor, on the first business day after such payment is due, plus an additional three percentage points, calculated on the number of days such payment is delinquent. This Section 4.5 shall in no way limit any other remedies available to Xencor.

4.6 Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling exchange rate for conversion of the applicable foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Western Edition) for the last 30 business days of the calendar year to which such payment pertains.

4.7 Tax. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by INmune to Xencor under this Agreement. Except as provided in this Section 4.7, all amounts required to be paid to Xencor pursuant to this Article 4 shall be paid without deduction for withholding for or on account of any taxes or similar governmental charge imposed by a jurisdiction other than the United States (“Withholding Taxes”). In the event that any such Withholding Taxes are levied on any such payment, INmune shall deduct the amount of such Withholding Taxes from such payment and shall pay such Withholding Taxes to the appropriate taxing authority in a timely manner and provide Xencor a certificate evidencing payment of any such Withholding Taxes hereunder.

4.8 Records; Inspection. INmune shall, and shall cause its Affiliates and Sublicensees to, keep full and accurate books and records setting forth Net Sales of Licensed Products and amounts payable hereunder to Xencor for each such Licensed Product. INmune shall permit Xencor, by independent qualified public accountants engaged by Xencor and reasonably acceptable to INmune, to examine and review such books and records upon 30 days prior written notice during normal business hours, but not later than three years following the rendering of any corresponding reports, accountings and payments pursuant to Section 4.4. The foregoing right of examination and review may be exercised only once during each 12 month period. Such accountants may be required by INmune to enter into a confidentiality agreement on standard and customary terms and conditions for such circumstances. The opinion of said independent accountants regarding such book, records and payments shall be binding on the Parties other than in the case of clear error. Xencor shall bear the cost of any such examination and review; provided that if the examination and review shows an underpayment of royalties payable hereunder of more than five percent (5%) of the amount due for the applicable period, then INmune shall promptly reimburse Xencor for all reasonable costs incurred in connection with such examination and review. INmune shall promptly pay to Xencor the amount of any underpayment of royalties revealed by an examination and review, plus interest thereon as provided in Section 4.5.

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5. CONFIDENTIALITY

5.1 Confidential Information. During the Term and for 10 years thereafter, the receiving Party shall maintain in confidence the Confidential Information of the disclosing Party, and shall not disclose, use or grant the use of the Confidential Information of the disclosing Party except on a need-to-know basis to the receiving Party’s Affiliates, directors, officers and employees, Sublicensees, potential Sublicensees, subcontractors and professional consultants, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, the receiving Party shall ensure that such person is bound by confidentiality obligations with respect to Confidential Information at least as stringent as set forth in this Agreement.

5.2 Permitted Use and Disclosures. Notwithstanding the foregoing, the confidentiality obligations of Section 5.1 shall not include any information that the receiving party can prove by competent written evidence: (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party; (b) can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party; (c) is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; (d) is generally made available to Third Parties by disclosing Party without restriction on disclosure; or (e) is independently developed by or for the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

5.3 Disclosures Required by Law. The confidentiality obligations under Section 5.1 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including disclosures required under rules promulgated by the United States Securities and Exchange Commission; provided, however, that to the extent practicable, such Party (a) shall provide advance written notice thereof to the other Party and consult with the other Party prior to such disclosure with respect thereto, (b) shall provide the other Party with reasonable assistance, as requested by the other Party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure.

5.4 Additional Permitted Disclosures. In addition to disclosures allowed under Sections 5.1, 5.2 and 5.3, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances: (a) filing or prosecuting Patent Rights as permitted by this Agreement; (b) regulatory filings for Licensed Products such Party has a license or right to develop hereunder; and (c) prosecuting or defending litigation as permitted by this Agreement. Each Party may disclose the terms of this Agreement (i) to such Party’s attorneys, advisors and investors, (ii) to actual or potential investors, funding sources, acquirers or other Third Parties in connection with due diligence or similar investigations by such Third Parties in connection any financing, funding or merger or acquisition transaction, and (iii) in connection with and to the extent reasonably necessary for the enforcement hereof; provided, however, in each case each Third Party to whom the terms are disclosed are bound by confidentiality obligations that are at least as protective of such Confidential Information as the terms of this Article 5.

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5.5 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 5. In addition to all other remedies, a party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 5.

6. INTELLECTUAL PROPERTY

6.1 Ownership. As between the Parties, Xencor is the owner of all right, title and interest in and to the Licensed Technology. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.

6.2 Patent Prosecution and Maintenance. INmune shall be responsible, at its sole expense, for the Prosecution and Maintenance of the Licensed Patent Rights and the Product Patent Rights using patent counsel selected by INmune and reasonably acceptable to Xencor. INmune shall consult with, and consider in good faith the requests and suggestions of, Xencor as to the Prosecution and Maintenance of the Licensed Patent Rights and the Product Patent Rights reasonably prior to any deadline or action with the applicable patent office and shall furnish to Xencor copies of all relevant documents reasonably in advance of such consultation. Prior to abandoning prosecution or maintenance of any Licensed Patent Rights or the Product Patent Rights, INmune shall promptly notify Xencor thereof (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Licensed Patent Rights or Product Patent Rights with the applicable patent office) and Xencor shall thereafter have the right to exercise all of INmune’s rights with respect to the Prosecution and Maintenance of such abandoned Licensed Patent Rights or Product Patent Rights, and INmune agrees to cooperate fully with Xencor, and to provide Xencor with such information as Xencor reasonably requests, to facilitate Xencor’s Prosecution and Maintenance of the such Licensed Patent Rights or Product Patent Rights. For purposes of this Section 6.2, “Prosecution and Maintenance” and “Prosecute and Maintain” shall mean, with respect to Patent Rights, the preparing, filing, prosecuting and maintenance of such Patent Rights, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent Rights.

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6.3 Enforcement.

(a) Enforcement Actions. Subject to the provisions of this Section 6.3, in the event that either Party reasonably believes that any Licensed Patent Rights or Product Patent Rights are being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement, in each case with respect to the manufacture, use, sale, offer for sale or importation in the Field of a product (an “Infringing Product”), such Party shall promptly notify the other Party. In such event, INmune shall have the initial right (but not the obligation) at its expense to enforce such Licensed Patent Rights or Product Patent Rights with respect to such infringement, or to defend any declaratory judgment action with respect thereto (either, an “Enforcement Action”).

(b) Enforcement Rights. In the event that INmune fails to initiate an Enforcement Action to enforce such Licensed Patent Rights or Product Patent Rights against an Infringing Product, within 180 days of a request by INmune do so, Xencor may (but shall not be obligated to) initiate an Enforcement Action against such infringement at its own expense. The Party initiating or defending any such Enforcement Action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing reasonably necessary information and materials and, if required to bring such action, the furnishing of a power of attorney or being named as a party, at the Enforcing Party’s request and expense. Neither Party shall settle any such Enforcement Action in a manner adverse to the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(c) Recoveries. Any recovery received as a result of any Enforcement Action pursuant to this Section 6.3 shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action (and not previously reimbursed). If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such recovery, then any remainder of the recovery shall be allocated seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the other Party; provided, however, that to the extent any recovery is attributable to loss of sales or profit with respect to a Licensed Product, such portion that is attributable to loss of sales or profit of a Licensed Product shall be allocated between the Parties so as to reflect the relative economic interests of the Parties under this Agreement with respect to such Licensed Product.

(d) Cooperation. In the event a party brings an infringement action in accordance with this Section 6.3, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.

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6.4 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activities of either Party contemplated by this Agreement infringe or may infringe the intellectual property rights of such Third Party. Xencor shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Xencor’s activities at its own expense and by counsel of its own choice, and INmune shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. INmune shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by INmune’s activities (other than activities within the scope of the Prosecution and Maintenance of the Licensed Patent Rights or Product Patent Rights) at its own expense and by counsel of its own choice, and Xencor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 6.4 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

7. REPRESENTATIONS AND WARRANTIES

7.1 Xencor Warranties. Xencor represents, warrants and covenants to INmune that as of the Effective Date: (a) it has the full corporate power and authority and legal right to enter into this Agreement and grant the rights and licenses granted herein and to perform all of its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (b) it has not granted, and shall not grant during the Term, any right, license or interest in or to its interest in the Licensed Technology to manufacture, sell or use Licensed Products in the Field that is in conflict with the license granted under this Agreement; and (c) no action, suit or claim has been initiated or, to its knowledge, threatened against Xencor with respect to its right to enter into and perform its obligations under this Agreement.

7.2 INmune Warranties. INmune represents and warrants to Xencor that as of the Effective Date, (a) it has the full corporate power and authority and legal right to enter into this Agreement and to perform all of its obligations hereunder, (b) the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate action, and (c) it has not granted, and shall not grant, any right, license or interest that is in conflict with the rights and licenses granted under this Agreement.

7.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL TECHNOLOGY, INFORMATION, MATERIALS AND INTELLECTUAL PROPERTY RIGHTS PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DOES NOT WARRANT THE SUCCESS OF ANY LICENSED PRODUCTS OR THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE TECHNOLOGY IT PROVIDES HEREUNDER.

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8. INDEMNIFICATION

8.1 INmune. INmune agrees to indemnify, defend and hold Xencor and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Xencor Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to: (a) the development, manufacture, use, sale, offer for sale, importation or other distribution of any Licensed Product by or under authority of INmune, its Affiliates or Sublicensees or other designees (including clinical trials and product liability claims); and (b) any material breach by INmune of the representations, warranties and covenants made in this Agreement or the gross negligence or willful misconduct of any INmune Indemnitee or Sublicensee, except, in each case, to the extent such Liabilities result from a material breach by Xencor of any representation, warranty or covenant made by Xencor in this Agreement, or the gross negligence or willful misconduct of any Xencor Indemnitee.

8.2 Xencor. Xencor agrees to indemnify, defend and hold INmune and its Affiliates and their respective directors, officers, employees, agents and their respective heirs and assigns (the “INmune Indemnitees”) harmless from and against any Liabilities arising, directly or indirectly, out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to any material breach by Xencor of its representations, warranties and covenants made in this Agreement or the gross negligence or willful misconduct of any Xencor Indemnitee, except, in each case, to the extent such Liabilities result from a material breach by INmune of any representation, warranty or covenant made by INmune in this Agreement, or the gross negligence or willful misconduct of INmune.

8.3 Procedure. In the event that an INmune Indemnitee or a Xencor Indemnitee (any, an “Indemnitee”) intends to claim indemnification under this Article 8 it shall promptly notify the indemnifying Party in writing of such alleged Liability. The indemnifying Party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to participate in (but not control) the defense thereof at its sole cost and expense. The affected Indemnitee shall reasonably cooperate with the indemnifying Party and its legal representatives in the investigation of any action, claim or Liability covered by this Article 8. The indemnifying Party shall have the right to compromise or settle a claim that is the subject of indemnification hereunder; provided that the indemnifying Party must obtain the prior written consent of the Indemnitee if the compromise or settlement involves an admission of fault or imposes non-monetary obligations on the Indemnitee. The Indemnitee shall not make any admission or make any payment with respect to any claim or suit without the prior written consent of the indemnifying Party, not to be unreasonably withheld.

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9. TERM AND TERMINATION

9.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 9, shall continue in full force and effect until the date no further payments are due by INmune under Article 4 above (the “Term”).

9.2 Termination for Breach. Either Party to this Agreement may terminate this Agreement in its entirety upon 60 days’ (10 days’ for any payment default) prior written notice to the other Party after the breach of any material provision of this Agreement by the other Party if the breaching party has not cured such breach within the 60 day period (10 day period for any payment default) following written notice of termination by the non-breaching Party.

9.3 Other Termination.

(a) Termination by INmune. INmune shall have the right to terminate this Agreement in its entirety for its convenience upon 180 days prior written notice to Xencor.

(b) Termination by Xencor. Xencor shall have the right to terminate this Agreement in its entirety or in part with respect to any specific Licensed Product upon written notice in the event that INmune, its Affiliates or Sublicensees contest, oppose or challenge, or assist any party in contesting, opposing or challenging, Xencor’s ownership of, or the enforceability or validity of, Licensed Patent Rights.

(c) Termination Upon Insolvency. Either Party may terminate this Agreement in its entirety upon written notice to the other Party upon or after the insolvency, bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, which proceeding or action remains undismissed or unstayed for a period of more than 60 days.

9.4 Effects of Expiration or Termination.

(a) Expiration. Upon expiration, but not any earlier termination of this Agreement and payment in full of any amounts due and owing to Xencor, the licenses granted to INmune under Section 2.1 shall become non-exclusive, fully-paid up and irrevocable.

(b) Partial Termination. Upon partial termination of this Agreement by Xencor pursuant to Section 3.2(b) or Section 9.3(b) with respect to a specific Licensed Product:

(i) all rights and licenses granted to INmune hereunder with respect to the specific Licensed Product shall immediately terminate, and this Agreement shall remain in full force and effect with respect to all other Licensed Products;

(ii) if INmune continues to develop and/or commercialize any Licensed Product, it shall remain subject to any payment obligations to Xencor under Article 4 notwithstanding such partial termination;

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(iii) if this Agreement is terminated with respect to a Licensed Product, then at Xencor’s option, exercisable upon written notice to INmune within 30 days after the effective date of such termination, the following provisions shall apply:

(1) INmune shall, and it hereby does, effective automatically upon the exercise of such option by Xencor, grant to Xencor an exclusive (even as to INmune), perpetual, royalty-free, irrevocable, worldwide license under all Patent Rights, including Product Patent Rights, and inventions, discoveries and Information, whether or not patentable, Controlled by INmune or its Affiliates, which are reasonably necessary for the manufacture, use, sale, offer for sale and/or import of such Licensed Product in the Field, with the right to sublicense through multiple tiers of sublicense, to develop, make, have made, use, sell, have sold, offer for sale and import such Licensed Product in the Field and shall provide to Xencor all such technology and intellectual property rights that are subject to such license as is reasonably necessary in order to enable the practice of such license;

(2) INmune shall, and it hereby does, assign to Xencor (or its designee) all right, title and interest of INmune and its Affiliates and Sublicensees in and to all data (including all clinical and non-clinical data) and regulatory filings with respect to such Licensed Product (including transfer of any NDA application), or, to the extent assignment of any such data or regulatory filings is not permitted by applicable laws, grants to Xencor an exclusive (even as to INmune), worldwide license, with the right to sublicense through multiple tiers of sublicense, to use such data and regulatory filings to make, have made, use, conduct clinical trials of, sell, have sold, offer for sale and import any such Licensed Product in the Field and grants a right of access under such regulatory filings;

(3) At Xencor’s election, INmune shall sell to Xencor all inventory of active pharmaceutical ingredients and all formulations of such Licensed Product at INmune’s cost; and

(4) At Xencor’s election, INmune shall use commercially reasonable efforts to transition to Xencor any arrangement with any contractor from which INmune had arranged to obtain supplies of Licensed Product (or the Licensed Protein therein), to the extent permitted under any such agreement with such contractor. In the event that Licensed Product (or the Licensed Protein therein) is manufactured by INmune or its Affiliate, then, upon request by Xencor, INmune shall continue to provide Xencor with such materials at a price to be agreed by the Parties for not longer than 18 months.

(iv) upon such termination, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party relating to the specific Licensed Product with respect to which this Agreement was terminated that are in its or its Affiliates’ possession or control (except to the extent Xencor retains any license or other right granted by INmune hereunder), and provide written certification of such destruction, or prepare such tangible items of such Confidential Information for shipment to the other Party, at the other Party’s expense; provided that each Party may retain one copy of such Confidential Information for its legal archives subject to a continuing obligation of confidentiality.

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(c) Termination in Entirety. Upon termination of this Agreement in its entirety by Xencor pursuant to Section 3.2(b) or by either Party pursuant to Section 9.2 or 9.3 (other than termination of this Agreement by INmune under Section 9.3(c)), all rights and licenses granted to INmune hereunder shall immediately terminate and, at Xencor’s option, exercisable upon written notice to INmune within 30 days after the effective date of such termination, the provisions set forth in Sections 9.4(b)(i), (ii) and (iii) shall apply to such Licensed Product. Upon such termination, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party that are in its or its Affiliates’ possession or control (except to the extent Xencor retains any license or other right granted by INmune hereunder), and provide written certification of such destruction, or prepare such tangible items of such Confidential Information for shipment to the other Party, at the other Party’s expense; provided that each Party may retain one copy of such Confidential Information for its legal archives subject to a continuing obligation of confidentiality.

(d) Accrued Obligations. Upon termination or expiration of this Agreement, neither Party shall have any further obligation to the other Party under this Agreement except for any liability which, at the time of termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration or as otherwise expressly set forth in this Agreement. The termination of this Agreement in whole or in part for any reason shall not preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

9.5 Survival of Certain Obligations. Sections 4.4 (“Royalty Reports and Payments” with respect to payments prior to expiration or termination), 4.8 (“Records; Inspection”), 7.3 (“Disclaimer of Warranties”), 9.4 (“Effects of Expiration or Termination”) and 9.5 (“Survival of Certain Obligations”) of this Agreement, and Articles 1 (“Definitions”), 5 (“Confidentiality”), 8 (“Indemnification”), 10 (“Dispute Resolution”) and 11 (“Miscellaneous”) of this Agreement shall survive the expiration or termination of this Agreement for any reason and all other provisions hereof shall terminate and be of no further effect unless otherwise expressly provided herein.

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10. DISPUTE RESOLUTION

10.1 Disputes. If the Parties are unable to resolve any dispute or other matter arising out of or in connection with this Agreement, either Party may, by written notice to the other Party, have such dispute referred to the respective heads of Business Development and/or Licensing for attempted resolution by good faith negotiations within 30 days after such notice is received (the “Initial Period”). In such event, each Party shall cause its Business Development and/or Licensing heads to meet and be available to attempt to resolve such issue. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute. If the heads of Business Development and/or Licensing do not resolve such dispute within the Initial Period after notice is received, the dispute will be referred to the respective Chief Executive Officers of the Parties for attempted resolution by good faith negotiations in a meeting within 30 days after the end of the Initial Period. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party.

10.2 Arbitration.

(a) In the event that the Parties are unable to resolve any such dispute pursuant to Section 10.1, then either Party may initiate arbitration pursuant to this Section 10.2. Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint a mutually acceptable disinterested, conflict-free individual not affiliated with either Party, with scientific, technical and regulatory experience necessary to resolve such dispute (an “Expert”). If the Parties are not able to agree within five business days after the receipt by a Party of the written request in the immediately preceding sentence, the International Chamber of Commerce, or such other similar entity as the Parties may agree, shall be responsible for selecting an Expert within five business days of being approached by a Party. The fees and costs of the Expert and the American Arbitration Association (or such other entity) shall be shared equally (50%/50%) by the Parties.

(b) Within 10 business days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert a written statement of their respective positions on such disagreement. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

(c) No later than 20 business days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive, absent manifest error.

(d) The arbitration pursuant to this Section 10.2 shall take place in Los Angeles, California, and the Parties irrevocably waive any objection to the laying of venue of an arbitration proceeding initiated under this section.

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10.3 Equitable Relief. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief.

11. MISCELLANEOUS

11.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be (a) governed by and construed and enforced in accordance with, the laws of the State of California, U.S.A., without reference to conflicts of laws principles, and (b) except as provided in Sections 10.2 and 10.3, subject to the exclusive jurisdiction and venue of the California state courts and the Federal courts located in California, and the Parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

11.2 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 5, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES SHALL BE LIABLE FOR SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE; provided, however, that this Section 11.2 shall not be construed to limit either Party’s indemnification obligations under Article 8.

11.3 Force Majeure. Nonperformance of any Party (other than nonperformance of payment obligations) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party. In such event INmune or Xencor, as the case may be, shall promptly notify the other Party of such inability and of the period for which such inability is anticipated to continue. Without limiting the foregoing, the Party subject to such inability shall use commercially reasonable efforts to minimize the duration of any force majeure event.

11.4 No Implied Waivers; Rights Cumulative. No failure on the part of INmune or Xencor to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

11.5 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute INmune or Xencor as partners in the legal sense. No Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

11.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid; electronic or facsimile transmission (receipt verified); or express courier service (signature required), in each case to the respective address specified below, or such other address, email address or fax number as may be specified in writing to the other Parties:

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If to INmune:	INmune Bio Inc. 1224 Prospect St, Suite 150 La Jolla, CA 92037 Attn: RJ Tesi MD; David Moss Email: rtesi@inmunebio.com and dmoss@inmunebio.com

If to Xencor:	Xencor, Inc.
111 West Lemon Avenue Monrovia, CA 91016 Attn: Chief Executive Officer Fax: (626) 305-0350

With a copy to (which shall not constitute notice):	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909 Attn: Thomas Coll, Esq. Fax: (858) 550-6420

11.7 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party; except that each Party may assign this Agreement, without the need to obtain the other Party’s consent, to an entity that acquires substantially all of the business or assets of such Party pertaining to this Agreement, in each case whether by merger, transfer of assets, purchase of all outstanding shares or otherwise. Any assignment in contravention of the foregoing shall be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns. Any assignment of this Agreement in contravention of this Section 11.7 shall be null and void.

11.8 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all Parties. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties.

11.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

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11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

11.11 Entire Agreement. This Agreement (including the Exhibits hereto), together with the Stock Issuance Agreement and the Voting Agreement, constitutes the entire agreement, both written and oral, with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between INmune and Xencor with respect to such subject matter.

11.12 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code; provided that nothing herein shall be deemed to constitute a present exercise of such rights and elections.

11.13 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” shall mean a calendar day or year unless otherwise specified; (c) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); and (d) the term “shall” means “will.” This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered in duplicate originals as of the Effective Date.

INMUNE BIO INC.		XENCOR, INC.

By:	/s/ RJ Tesi MD	By:	/s/ Edgardo Baracchini
Name:	RJ Tesi MD	Name:	Edgardo Baracchini
Title:	President and CEO	Title:	C.B.O.

SIGNATURE PAGE TO LICENSE AGREEMENT

EXIIBIT 1.15

LICENSED KNOW-IOW

Copies of the following information to the extent within the possession or control for Xencor as of the Effective Date:

I.	Patent portfolio: Files related to all Licensed Patent Rights.
2.	MTA portfolio: All MTAs related to the Licensed Protein and derivatives thereof, including those terminated, current, and in progress.
3.	Scientific literature portfolio: All papers, abstracts, and posters related to the Licensed Protein and related molecules.
4.	Cell culture processes and purification processes, reference standards, and cell culture media used in manufacturing the Licensed Protein and related products.
5.	CMC: All batch-manufacturing records and all records related to GMP manufacturing of the Licensed Protein including records for both DOW and NOF PEG-derived drug substances.
6.	Potency: Functional data from biochemical, cell-based and animal models on such variant compounds.
7.	Stability: All data related to stability and potency of the Licensed Protein.
8.	Bridging data for two PEG sources: All bridging data related to DOW and NOF PEG the Licensed Protein drug substances.
9.	Regulatory documents: All communications with FDA including pre-IND, IND, and post- IND documents. All communications with other regulatory agencies.

EXIIBIT 1.16

LICENSED MATERIALS

The following materials to the extent within the possession or control for Xencor as of the Effective Date:

I.	Cell lines: Vectors, master cell banks, and working cell banks required for manufacturing the Licensed Protein (including any derivatives or progeny thereof).

2.	Sequences and vectors: Vectors for all DN-TNF compounds related to the Licensed Protein, including amino acid and nucleic acid sequences.

3.	Materials: All Licensed Protein and Licensed Product stored at Xencor, including an inventory of the same.